UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 20, 2015

FXCM Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34986	27-3268672
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

55 Water Street, FL 50, New York, NY, 10041

(Address of Principal Executive Offices) (Zip Code)

(646) 432-2986

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 20, 2015, FXCM Holdings, LLC and FXCM Newco, LLC (collectively, the “Seller”), both wholly-owned subsidiaries of FXCM Inc. (the “Company”), entered into a share purchase agreement (the "Share Purchase Agreement"), pursuant to which they agreed to sell all of the issued and outstanding equity interests of FXCM Japan Securities Co., Ltd (“FXCM Japan”) to Rakuten Securities, Inc. (“Rakuten Sec”), for a purchase price of approximately $62 million (the “Transaction”), subject to final adjustment based on FXCM Japan’s balance sheet as of March 31, 2015.

The Share Purchase Agreement contains customary representations, warranties and covenants by Rakuten Sec and the Seller, including representations, warranties and covenants made by the Seller with respect to FXCM Japan.  The Seller has agreed that FXCM Japan will conduct its operations in the ordinary course of business until the closing of the Transaction, which is currently expected to close April 1, 2015, subject to the satisfaction of customary closing conditions.

The Share Purchase Agreement provides that the Seller and/or its affiliates will enter into a transition services agreement, to be effective as of the closing of the Transaction, pursuant to which the Seller and/or its affiliates will provide transition services to FXCM Japan.  The transition services will consist of ongoing operational and technical support for FXCM Japan during the transition of FXCM Japan to Rakuten Sec, which is expected to be completed within eighteen months (subject to extension) after the closing of the Transaction.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit Description
99.1	Press Release dated March 25, 2015, issued by FXCM Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FXCM INC.

By:	/s/ David. S. Sassoon
	Name:	David S. Sassoon
	Title:	General Counsel

Date: March 25, 2015